Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Jaime Marcus	7600 Wisconsin Avenue
Manager, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST REPORTS

THIRD QUARTER 2012 RESULTS

WASHINGTON, D.C. (October 25, 2012) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three and nine months ended September 30, 2012.

Highlights:

•	Core Funds From Operations of $15.3 million, or $0.29 per diluted share.

•	Same-property net operating income increased by 3.2% on an accrual basis and 1.6% on a cash basis.

•	Executed 475,000 square feet of leases, including 143,000 square feet of new leases.

•	Sold its 95% interest in an unconsolidated joint venture that owned 1200 17th Street, NW, an office building in Washington, D.C., for $43.7 million, which resulted in a $3.0 million gain on the sale.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “Over the last few months, we made solid progress executing our capital strategy, leasing our office portfolio, and improving our liquidity position. With the sale of 1200 17th Street, NW, we were able to monetize an investment after adding value in just a short time, bringing our year-to-date dispositions to $56 million, and in turn lowering our Debt to EBITDA ratio. We also completed several property-level financings, which have enhanced our liquidity profile and improved our cost of debt. Additionally, we are pleased to welcome our new CFO, Andy Blocher, whose extensive experience and fiscal discipline will further enhance our Company’s efforts. While we still have work to do, the steps we have taken are considerable, and we are demonstrating our focus on building sustainable growth and improving occupancy in our portfolio.”

Funds From Operations (“FFO”) and Core FFO increased for the three months ended September 30, 2012 compared with the same period in 2011 primarily due to an increase in the Company’s net operating income. Increases in net operating income also resulted in an increase in Core FFO for the nine months ended September 30, 2012 compared with the same period in 2011. The increase in net operating income in 2012 compared with 2011 was the result of higher occupancy in the Company’s portfolio.

FFO decreased for the nine months ended September 30, 2012 compared with the same period in 2011 due to costs associated with the Company’s internal investigation, certain remedial and enhancement measures implemented in response to such investigation and debt extinguishment charges. In the third quarter of 2012, the Company incurred a $0.7 million of legal and accounting fees associated with the internal investigation and $0.4 million of personnel separation costs in connection with the previously disclosed departure of the Company’s former chief financial officer. The Company recorded $13.2 million of debt extinguishment charges and $2.5 million of legal and accounting fees associated with the Company’s internal investigation in the second quarter of 2012. The Company may incur additional expenses in connection with the implementation of certain of the remedial actions and enhancement measures (including certain additional personnel actions) that are described in greater detail later in this press release.

A reconciliation between Core FFO and FFO available to common shareholders for the three and nine months ended September 30, 2012 and 2011 is presented below (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$15,297	$0.29	$14,001	$0.27	$46,779	$0.88	$41,152	$0.80
Acquisition costs	(8)	—	(1,737)	(0.03)	(49)	—	(4,475)	(0.09)
Contingent consideration related to acquisition of property	(112)	—	1,487	0.03	(112)	—	1,487	0.03
Deferred abatement and straight-line amortization(1)	1,567	0.03			1,567	0.03	—
Change in tax regulations(2)	4,327	0.08			4,327	0.08
Internal investigation costs	(743)	(0.01)	—	—	(3,276)	(0.06)	—	—
Personnel separation costs	(397)	(0.01)	—	—	(397)	(0.01)	—	—
Loss on debt extinguishment	—	—	—	—	(13,325)	(0.25)	—	—

FFO available to common shareholders	$19,931	$0.38	$13,751	$0.27	$35,514	$0.67	$38,164	$0.74

Net income (loss)	$7,435		$(3,712)		$(9,261)		$(6,853)
Net income (loss) per diluted common share	$0.08		$(0.12)		$(0.35)		$(0.27)

(1)

Represents the accelerated amortization of the straight-line balance and the deferred abatement for a tenant at I-66 Commerce Center that is terminating its lease prior to completion. The tenant is expected to vacate the property at the end of March 2013.

(2)	Reflects the one-time non-cash impact of new tax regulations enacted by the District of Columbia that became effective in September 2012.

The Company’s consolidated portfolio was 84.9% leased and 83.2% occupied at September 30, 2012 compared with 85.4% leased and 84.0% occupied at June 30, 2012 and 84.7% leased and 81.2% occupied at September 30, 2011. The sequential decline in leased and occupied square footage was due primarily to the Company adding approximately 80,000 additional square feet of vacancy from completed redevelopment efforts to its consolidated portfolio. Excluding the additional redevelopment square footage, the Company’s consolidated portfolio would have been 85.4% leased and 83.7% occupied. On a year-over-year basis, the increase in both the leased and occupied percentages reflects strong lease up of previously vacant space in the Company’s portfolio. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Third Quarter 2012 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

A reconciliation of net income (loss) to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Internal Investigation

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, the Audit Committee of the Board of Trustees completed its internal investigation regarding the material weakness previously identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and briefed the Board of Trustees regarding the results of the investigation and recommendations as to certain remedial and enhancement measures. In response to the recommendations of the Audit Committee, the Board of Trustees adopted a number of measures designed to remediate the underlying causes of the material weakness, as well as certain other enhancement measures unrelated to the material weakness. These remedial actions and enhancement measures include enhancements to debt covenant compliance controls, enhancements to financial reporting controls, enhancement of the role of the Company’s legal and accounting functions, and general control enhancements regarding, among other things, enterprise risk management and communication by management with the Audit Committee and outside legal counsel.

Several of the foregoing remedial actions and enhancement measures have been completed or are currently underway, including, as previously disclosed, the hiring of a new chief financial officer and the engagement of a new third-party accounting firm to perform the Company’s internal audit function. Management continues to work toward the full implementation of these remedial actions and enhancement measures and will continue to provide periodic reports on the implementation of these measures to the Audit Committee. Management believes that it has made progress remediating the material weakness; however, because some of the remedial actions must be successfully tested for multiple periods, management believes that it needs to continue to monitor the successful implementation of those steps before management is able to conclude that the material weakness has been remediated.

Property Operations

During the third quarter, the Company executed 475,000 square feet of leases, which consisted of 143,000 square feet of new leases and 332,000 square feet of renewal leases. Significant new leases included 33,000 square feet at Diamond Hill Distribution Center and 17,000 square feet at Hampton Roads Center, both of which are located in the Company’s Southern Virginia region, and 18,000 square feet at Van Buren Office Park, which is located in the Company’s Northern Virginia region. The 332,000 square feet of renewal leases in the quarter reflects a 75% retention rate. Renewal leases during the quarter included 122,000 square feet at Crossways Commerce Center, 100,000 square feet at Diamond Hill Distribution Center and 32,000 square feet at Ammendale Commerce Center.

Same-property net operating income (“Same-Property NOI”) increased 3.2% and 2.8% for the three and nine months ended September 30, 2012, respectively, compared with the same periods in 2011. Same-Property NOI increased 10.4%, 1.6% and 1.3% for the Company’s Maryland, Washington, D.C. and Southern Virginia regions, respectively, for the three months ended September 30, 2012. The increase in Same-Property NOI for the Company’s Maryland region was primarily due to an increase in occupancy, particularly at Redland Corporate Center II, which was 99% vacant at the time of acquisition in the fourth quarter of 2010 and was 80% occupied at September 30, 2012. The increases in Same-Property NOI for the Washington, D.C. and Southern Virginia regions were due to higher recoveries of tenant expenses. Same-Property NOI decreased 1.1% for the Company’s Northern Virginia region for the three months ended September 30, 2012 compared with the same period in 2011 due to an increase in vacancy for the three months ended September 30, 2012 compared with 2011.

A reconciliation of net income (loss) to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Dispositions

On August 24, 2012, the Company sold its 95% interest in an unconsolidated joint venture that owned an office building at 1200 17th Street, NW in Washington D.C. for $43.7 million, which after repayment of the mortgage loan encumbering the property resulted in net proceeds to the Company of $25.7 million. The Company purchased its 95% interest in the joint venture in October 2011 for $37.7 million. After acquisition, the joint venture encumbered the property with a $20.0 million mortgage loan. The property consists of a land parcel that contains an 85,000 square foot office building. The Company used the net proceeds from the sale, together with available cash, to repay $26.0 million of the outstanding balance under its unsecured revolving credit facility. The Company recorded a $3.0 million gain on the sale of its interest in the joint venture in its third quarter 2012 results.

As previously disclosed, in June 2012, the Company entered into a binding contract to sell two buildings totaling 39,000 square feet at Owings Mills Business Park, a six-building, 219,300 square foot business park in Owings Mills, Maryland. The sale is expected to be completed in the fourth quarter of 2012. In connection with this pending sale, on October 16, 2012, the Company used available cash of $5.7 million as a defeasance payment for the mortgage loan encumbering four buildings at Owings Mills Business Park, including the two buildings that are under contract to be sold. At September 30, 2012, the Company continued to classify the two buildings as “held-for-sale” and reflected their operating results as discontinued operations in its consolidated statements of operations for each of the periods presented in this press release. During the third quarter of 2012, the Company reduced its intended holding period for two additional buildings at Owings Mills Business Park. Based on an analysis of the property’s anticipated cash flows over the Company’s reduced holding period for the property, the Company recorded a $0.5 million impairment charge within income (loss) from continuing operations in the third quarter of 2012.

Financing Activity

On August 5, 2012, the Company repaid an $8.9 million mortgage loan that encumbered 1434 Crossways Boulevard Building II with proceeds from a draw under its unsecured revolving credit facility.

On September 27, 2012, the Company repaid $65.0 million of the outstanding balance under its unsecured revolving credit facility with proceeds from the issuance of a $68.4 million mortgage loan encumbering its Redland Corporate Center property. The mortgage loan has a contractual interest rate of 4.2% and matures in November 2017.

On October 1, 2012, the Company repaid a $23.4 million mortgage loan that encumbered Crossways Commerce Center and a $14.7 million mortgage loan that encumbered Newington Business Park Center with proceeds from a draw under its unsecured revolving credit facility.

On October 17, 2012, the Company repaid $16.0 million of the outstanding balance under its unsecured revolving credit facility with a portion of its share of the proceeds from a $22.0 million mortgage loan on 1005 First Street, NE, in which the Company has a 97% ownership interest through a consolidated joint venture. The mortgage loan incurs interest at a variable rate of LIBOR plus a spread of 2.75% (with a floor of 5.0%) and matures in October 2014, with a one-year extension at the Company’s option. The Company’s total portion of the proceeds from the loan (after the payment of fees and allocation of its joint venture partner’s interest) was $19.1 million. The Company used the remaining proceeds for general corporate purposes.

Balance Sheet

The Company had $921.3 million of debt outstanding at September 30, 2012, of which $442.3 million was fixed-rate debt and $350.0 million was variable-rate debt that had been swapped to a fixed interest rate. The remainder of the Company’s debt, $129.0 million, was variable-rate debt that consisted of borrowings under its secured term loan and unsecured revolving credit facility.

Dividends

On October 24, 2012, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per common share. The dividend will be paid on November 9, 2012, to common shareholders of record as of November 5, 2012. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend will be paid on November 15, 2012 to preferred shareholders of record as of November 2, 2012.

Core FFO Guidance

The Company increased, and narrowed the range for, its full-year 2012 Core FFO guidance to $1.15 to $1.18 per diluted share. The Company’s full-year Core FFO guidance includes $0.02 per diluted share from termination fee income that was recorded in its second quarter results and $0.01 per diluted share from termination fee income that is expected to be recorded in its fourth quarter results. The following is a summary of the assumptions that the Company used, which were updated based on the Company’s activity in the first three quarters of 2012, in arriving at its guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges(1)
Portfolio NOI(2)	$124,000	-	$126,000
Interest and Other Income	5,500	-	6,500
FFO from Unconsolidated Joint Ventures	5,000	-	6,000
Interest Expense	$(43,000)	-	$(45,000)
G&A(3)	(19,000)	-	(19,500)
Preferred Dividends	(11,964)	-	(11,964)
Weighted Average Shares	52,900	-	53,100
Average Occupancy	83%	-	84%
Same-Property NOI Growth – Accrual Basis	2.5%	-	3.5%

(1)

Does not take into consideration any additional acquisitions, dispositions (other than the two buildings classified as held-for-sale at Owings Mills Business Park at September 30, 2012) or asset impairments.

(2)

Does not include the straight-line rent impact of a tenant that has notified the Company of its intention to terminate its lease at the end of the first quarter of 2013. The Company anticipates its net income to increase by approximately $1.5 million per quarter through the first quarter of 2013 as a result of amortizing such tenant’s deferred abatement and straight-line balance over the tenant’s remaining lease term.

(3)	Does not include any legal or accounting costs associated with the Company’s internal investigation or any personnel separation costs.

The Company’s guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2012	Low Range	High Range
Net loss attributable to common shareholders per diluted share(1)	$(0.42)	$(0.39)
Real estate depreciation	1.31	1.31
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	0.26	0.26

Core FFO per diluted share	$1.15	$1.18

(1)

Net loss attributable to common shareholders includes $13.2 million of costs associated with the prepayment of the Senior Notes and the write-off of costs primarily associated with amending the unsecured term loan in May 2012.

(2)

Items excluded from Core FFO consist of acquisition costs, contingent consideration, debt retirement charges, debt modification charges, personnel separation costs, legal and accounting costs associated with the Company’s internal investigation and the acceleration of the amortizations of deferred abatement and straight-line balance mentioned above in footnote 2 to the table above regarding the Company’s expected ranges.

Investor Conference Call and Webcast

First Potomac Realty Trust will host a conference call on Friday, October 26, 2012 at 9:00 AM ET, to discuss third quarter results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday October 26, 2012 until midnight ET on Friday November 2, 2012. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 400785.

A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, October 26, 2012, beginning at 9:00 AM ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of September 30, 2012, the Company’s consolidated portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 43% office properties, 36% business parks and 21% industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly a million square feet of First Potomac property is LEED Certified, with another million square feet currently in development. Approximately half of the portfolio’s total square footage of multi-story office property is either LEED or Energy Star Certified and 82% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. On October 31, 2011, NAREIT issued revised guidance regarding the exclusion of impairment write-downs of depreciable assets reported in FFO. As a result, the Company began excluding impairment losses from FFO in the fourth quarter of 2011 and has restated FFO from prior periods to exclude such charges consistent with NAREIT’s guidance. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint ventures. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal and accounting costs related to the Company’s internal investigation, personnel separations costs, contingent consideration charges and acquisition costs. The Company provides a reconciliation of FFO to Core FFO in the financial tables accompanying this press release.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and industrial properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same-Property NOI to net income from its consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in its 10-K for the year ended December 31, 2011 and to re-establish and maintain effective internal controls over financial reporting and disclosure controls and procedures; the impact of the Company’s recently completed internal investigation, including any remedial actions and enhancement measures implemented in response to the internal investigation; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Rental	$39,800	$35,729	$114,844	$101,810
Tenant reimbursements and other	8,821	8,899	28,276	24,515

Total revenues	48,621	44,628	143,120	126,325

Operating expenses:
Property operating	11,811	10,995	33,404	30,721
Real estate taxes and insurance	4,672	4,191	14,341	12,105
General and administrative	5,645	4,354	17,787	12,546
Acquisition costs	8	1,737	49	4,475
Depreciation and amortization	16,633	15,934	48,844	44,911
Impairment of real estate assets	496	—	2,444	—
Contingent consideration related to acquisition of property	112	(1,487)	112	(1,487)

Total operating expenses	39,377	35,724	116,981	103,271

Operating income	9,244	8,904	26,139	23,054

Other expenses, net:
Interest expense	10,555	11,126	32,654	30,066
Interest and other income	(1,522)	(1,533)	(4,529)	(3,768)
Equity in losses of affiliates	30	81	52	112
Gain on sale of investment	(2,951)	—	(2,951)	—
Loss on debt extinguishment	—	—	13,221	—

Total other expenses, net	6,112	9,674	38,447	26,410

Income (loss) from continuing operations before income taxes	3,132	(770)	(12,308)	(3,356)

Benefit from income taxes	4,304	195	4,142	656

Income (loss) from continuing operations	7,436	(575)	(8,166)	(2,700)

Discontinued operations:
Loss from operations	(1)	(3,137)	(1,256)	(6,107)
Gain on sale of real estate property	—	—	161	1,954

Loss from discontinued operations	(1)	(3,137)	(1,095)	(4,153)

Net income (loss)	7,435	(3,712)	(9,261)	(6,853)

Less: Net (income) loss attributable to noncontrolling interests	(232)	265	876	469

Net income (loss) attributable to First Potomac Realty Trust	7,203	(3,447)	(8,385)	(6,384)

Less: Dividends on preferred shares	(3,100)	(2,228)	(8,864)	(6,239)

Net income (loss) attributable to common shareholders	$4,103	$(5,675)	$(17,249)	$(12,623)

Depreciation and amortization:
Real estate assets	16,633	15,934	48,844	44,911
Discontinued operations	—	154	131	990
Unconsolidated joint ventures	1,487	520	4,456	1,556
Consolidated joint ventures	(46)	(21)	(129)	(61)
Impairment of real estate assets	496	3,111	3,517	5,821
Gain on sale	(2,951)	—	(3,112)	(1,954)
Net income (loss) attributable to noncontrolling interests in the Operating Partnership	209	(272)	(944)	(476)

Funds from operations available to common shareholders	$19,931	$13,751	$35,514	$38,164

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Funds from operations (FFO)	$23,031	$15,979	$44,378	$44,403
Dividends on preferred shares	(3,100)	(2,228)	(8,864)	(6,239)

FFO available to common shareholders	19,931	13,751	35,514	38,164
Acquisition costs	8	1,737	49	4,475
Contingent consideration related to acquisition of property	112	(1,487)	112	(1,487)
Deferred abatement and straight-line amortization	(1,567)	—	(1,567)	—
Change in tax regulations(1)	(4,327)	—	(4,327)	—
Internal investigation costs	743	—	3,276	—
Personnel separation costs	397	—	397	—
Loss on debt extinguishment(2)	—	—	13,325	—

Core FFO	$15,297	$14,001	$46,779	$41,152

Basic and diluted earnings per common share:
Income (loss) from continuing operations	$0.08	$(0.05)	$(0.33)	$(0.19)
Income (loss) from discontinued operations	—	(0.07)	(0.02)	(0.08)

Net income (loss)	$0.08	$(0.12)	$(0.35)	$(0.27)

Weighted average common shares outstanding:
Basic	50,267	49,308	50,049	49,275
Diluted	50,346	49,308	50,049	49,275
FFO available to common shareholders per share – basic and diluted	$0.38	$0.27	$0.67	$0.74
Core FFO per share – diluted	$0.29	$0.27	$0.88	$0.80
Weighted average common shares and units outstanding:
Basic	52,869	51,714	52,802	51,230
Diluted	52,947	51,830	52,884	51,380

(1)	Reflects the one-time non-cash impact of new tax regulations enacted by the District of Columbia that became effective in September 2012.
(2)

Includes $0.1 million of costs incurred in conjunction with the expansion of the Company’s unsecured term loan in the first quarter of 2012, which are included in “Interest expense” in the Company’s consolidated statements of operations.

FIRST POTOMAC REALTY TRUST

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets:
Rental property, net	$1,440,813	$1,439,661
Assets held for sale	3,579	5,297
Cash and cash equivalents	12,040	16,749
Escrows and reserves	14,657	18,455
Accounts and other receivables, net of allowance for doubtful accounts of $2,471 and $3,065, respectively	14,034	11,404
Accrued straight-line rents, net of allowance for doubtful accounts of $444 and $369, respectively	25,440	18,028
Notes receivable, net	54,713	54,661
Investment in affiliates	51,113	72,518
Deferred costs, net	38,894	34,683
Prepaid expenses and other assets	9,166	9,275
Intangible assets, net	49,788	59,021

Total assets	$1,714,237	$1,739,752

Liabilities:
Mortgage loans	$437,014	$432,023
Senior notes	—	75,000
Secured term loans	20,000	30,000
Unsecured term loan	300,000	225,000
Unsecured revolving credit facility	159,000	183,000
Liabilities held for sale	5,345	—
Accounts payable and other liabilities	62,436	53,507
Accrued interest	2,352	2,782
Rents received in advance	9,761	11,550
Tenant security deposits	5,944	5,603
Deferred market rent, net	4,005	4,815

Total liabilities	1,005,857	1,023,280

Noncontrolling interests in the Operating Partnership	35,383	39,981
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 and 4,600 shares issued and outstanding, respectively	160,000	115,000
Common shares, $0.001 par value, 150,000 shares authorized; 50,994 and 50,321 shares issued and outstanding, respectively	51	50
Additional paid-in capital	803,190	798,171
Noncontrolling interests in consolidated partnerships	4,321	4,245
Accumulated other comprehensive loss	(11,937)	(5,849)
Dividends in excess of accumulated earnings	(282,628)	(235,126)

Total equity	672,997	676,491

Total liabilities, noncontrolling interests and equity	$1,714,237	$1,739,752

FIRST POTOMAC REALTY TRUST

Same-Property Analysis

(unaudited, dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Same-Property NOI(1)
Total base rent	$36,230	$34,777	$94,748	$91,978
Tenant reimbursements and other	8,316	8,373	18,992	19,520
Property operating expenses	(10,895)	(10,624)	(26,049)	(26,259)
Real estate taxes and insurance	(4,300)	(4,094)	(10,915)	(10,540)

Same-Property NOI - accrual basis	29,351	28,432	76,776	74,699
Straight-line revenue, net	(331)	(16)	(301)	269
Deferred market rental revenue, net	(110)	32	(533)	(695)

Same-Property NOI - cash basis	$28,910	$28,448	$75,942	$74,273

Change in same-property NOI - accrual basis	3.2%		2.8%
Change in same-property NOI - cash basis	1.6%		2.2%
Changes in Same-Property NOI - accrual basis
Rental revenue increase	$1,453		$2,770
Tenant reimbursements and other decrease	(57)		(528)
Expense increase	(477)		(165)

	$919		$2,077

Same-property percentage of total portfolio (sf)	95.9%		90.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$48,621	$44,628	$143,120	$126,325
Property operating expenses	(11,811)	(10,995)	(33,404)	(30,721)
Real estate taxes and insurance	(4,672)	(4,191)	(14,341)	(12,105)

NOI	32,138	29,442	95,375	83,499
Less: Non-same property NOI(2)	(2,787)	(1,010)	(18,599)	(8,800)

Same-Property NOI – accrual basis	29,351	28,432	76,776	74,699

	Three Months Ended September 30, 2012	Percentage of Base Rent	Nine Months Ended September 30, 2012	Percentage of Base Rent
Change in Same-Property NOI by Region (accrual basis)
Washington, D.C.	1.6%	10%	1.4%	7%
Maryland	10.4%	32%	11.7%	34%
Northern Virginia	(1.1)%	30%	2.2%	29%
Southern Virginia	1.3%	27%	(5.1)%	30%
Change in Same-Property NOI by Property Type (accrual basis)
Business Park	2.9%	37%	0.9%	42%
Industrial	(5.5)%	20%	(6.1)%	23%
Office / Office Park	9.1%	42%	14.5%	36%

(1)

Same-property comparisons are based upon those consolidated properties owned for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties: Three Flint Hill, 440 First Street, NW, Greenbrier Towers I & II, 1005 First Street, NE, Hillside Center, Davis Drive and two buildings at Owings Mills Business Park. The nine months ended September 30, 2012 and 2011 also exclude the operating results of One Fair Oaks, Cedar Hill I & III, Merrill Lynch and 840 First Street, NE.

(2)	Non-same property NOI has been adjusted reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.